Exhibit 3.3

NEW YORK MORTGAGE TRUST, INC.

ARTICLES SUPPLEMENTARY

8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock

New York Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under the power contained in Article VI of the charter of the Corporation, as amended (the “Charter”), the Board of Directors of the Corporation (the “Board”) by duly adopted resolutions classified and designated 2,650,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as additional  shares (the “Additional Series D Shares”) of Series D Preferred Stock (as defined in the Articles Supplementary dated October 10, 2017 (the “Series D Articles Supplementary”)), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Preferred Stock set forth in the Series D Articles Supplementary.

SECOND: The Additional Series D Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification and designation of the Additional Series D Shares set forth herein, the Corporation has authority to issue 8,400,000 shares of Series D Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Operating Officer and Secretary on this 28th day of March, 2019.

ATTEST:		New York Mortgage Trust, Inc.

By:	/s/ Nathan R. Reese	By:	/s/ Steven R. Mumma
Name:	Nathan R. Reese	Name:	Steven R. Mumma
Title:	Chief Operating Officer and Secretary	Title:	Chief Executive Officer